Exhibit 11
Statement Regarding Computation of Per Share Earnings
The computation of basic and diluted earnings per common share was as follows for the years ended March 31, 2005, 2006 and 2007, and for the six months ended September 30, 2006 and 2007:

	Year Ended March 31							Six Months Ended September 30
	2005			2006			2007	2006	2007
							Continuing	Continuing
	Continuing	Discontinued		Continuing	Discontinued		Operations &	Operations &	Continuing	Discontinued
Dutch GAAP	Operations	Operations	Total	Operations	Operations	Total	Total	Total	Operations	Operations	Total

Net Profit for the period (USD thousands)	10,368	15,434	25,802	15,050	3,570	18,620	8,016	6,655	3,191	248	3,439

Weighted average number of shares - Basic and Diluted	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343

Earnings per share - Basic and Diluted (USD)	0.47	0.71	1.18	0.69	0.16	0.85	0.37	0.30	0.15	0.01	0.16

The computation of basic and diluted earnings per common share was as follows for the years ended March 31, 2006 and 2007, and for the six months ended September 30, 2006 and 2007:

	Year Ended March 31						Six Months Ended September 30
	2006			2007 Continuing & Total			2006 Continuing and Total			2007
	Continuing	Discontinued		April 1, 2006 to	June 26, 2006 to		April 1, 2006 to	June 26, 2006 to		Continuing	Discontinued
US GAAP	Operations	Operations	Total	June 25, 2006	March 31, 2007	Total	June 25, 2006	September 30, 2006	Total	Operations	Operations	Total

Net Profit for the period (USD thousands)	16,229	2,634	18,863	3,658	4,289	7,947	3,658	3,337	6,995	4958	248	5206

Premium on redemption of preference shares	(25,875.00)		(25,875.00)

Net Profit / (Loss) attributable to shareholders	(9,646.00)	2,634	(7,012.00)	3,658	4,289	7,947	3,658	3,337	6,995	4,958	248	5,206

Weighted average number of shares - Basic and Diluted	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343	21,849,343

Earnings per share - Basic and Diluted (USD)	(0.44)	0.12	(0.32)	0.17	0.19	0.36	0.17	0.15	0.32	0.23	0.01	0.24

On January 23, 2008 the Company completed a recapitalization and stock split that required the following steps to be carried out:
- Issuance of remaining 11,620 authorized shares having a par value of EUR 5 per share to our existing shareholder in exchange for cash of EUR 58,100. This increases the total shares issued to 20,000.
- A split of each issued share having a par value of EUR 5 into 10 shares with a par value of EUR 0.5, thereby increasing the number of issued shares from 20,000 with a par value of EUR 5 to 200,000 having a par value of EUR 0.50.
- Issuance of 21,649,343 new shares having a par value of EUR 0.50 each by transferring the corresponding aggregate par value from share premium to issued share capital.
The result of these steps is to have outstanding 21,849,343 shares with a par value of EUR 0.50 each.
Earnings per share information presented above has been calculated using a weighted average number of shares of 21,849,343 for all the periods presented.